Exhibit 99.1

Windstream Announces Pricing of Senior First Lien Notes

Proceeds Will be Used to Partially Fund Emergence From Chapter 11

August 11, 2020

LITTLE ROCK, Ark.--(BUSINESS WIRE)-- Windstream Holdings, Inc. (“Windstream Holdings”), a leading provider of advanced network communications and technology solutions, today announced the pricing of the previously announced offering by its wholly-owned subsidiaries, Windstream Escrow LLC and Windstream Escrow Finance Corp. (together, the “Issuers”) of $1,400 million aggregate principal amount of 7.750% senior first lien notes due 2028 (the “Notes”) pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be sold at 100% of the aggregate principal amount and will have a maturity date of August 15, 2028. The closing of the offering of the Notes is expected to occur on or about August 25, 2020, subject to customary closing conditions. The Notes were offered as part of a series of exit financing transactions being undertaken in connection with a restructuring of Windstream Holdings and certain of its subsidiaries (collectively, the “Debtors”), to be effected through a plan of reorganization under Chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York substantially on the terms of the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization of Windstream Holdings, Inc. et al., Pursuant to Chapter 11 of the Bankruptcy Code, filed June 22, 2020 (as it may be amended, supplemented or modified, the “Plan”) and approved by the Bankruptcy Court on June 26, 2020 (the “Chapter 11 Cases”). If the Notes are issued prior to satisfaction of certain escrow release conditions, which includes the occurrence of the effective date of the Plan (the “Effective Date”), the Issuers will deposit the gross proceeds of the offering of the Notes into an escrow account (the “Escrow Account”). The Notes will be secured by a lien on amounts deposited in the Escrow Account until such amounts are released upon satisfaction of the escrow release conditions. From and after the Effective Date, the Notes will be assumed by Windstream Services, LLC or a newly formed holding company which will hold, directly or indirectly, substantially all of the assets and operations of Windstream Services, LLC except for assets that will be disposed in connection with the Plan. The proceeds of the offering, together with the anticipated proceeds from the other exit financing transactions, including $750 million of borrowings under a new term loan facility (the “New Exit Term Facility”) (of which $650 million has been allocated on the date hereof and the remaining $100 million of which will subsequently be allocated to certain pre-emergence creditors in exchange for existing debt of the Debtors in accordance with the Plan) and a new $500 million revolving credit facility (the “New Super-Senior Exit Revolving Facility”), both to be entered into on or around the Effective Date, and cash on hand, will be used to (i) fund the repayment of the existing facilities incurred under the Superpriority Secured Debtor-in-Possession Credit Agreement entered into in connection with the Chapter 11 Cases, (ii) fund the other distributions provided for under the Plan and (iii) pay certain fees and expenses relating to the foregoing and the emergence from bankruptcy. The New Exit Term Facility will be issued at a price equal to 96.0% of its face value and will bear interest at a rate equal to, at the option of the Issuer, either LIBOR plus 6.25% or Base Rate plus 5.25%, with a 1.0% LIBOR floor and will have a seven year maturity. The Super-Senior Exit Revolving Facility will bear interest at a rate equal to, at the option of the Issuer, either LIBOR plus 3.00% or Base Rate plus 2.00%, subject to two step downs of 25 basis points each based on achievement of certain first lien secured leverage ratios, with a 1.0% LIBOR floor and will have a four year maturity.

The Notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

About Windstream

Windstream Holdings, Inc. is a leading provider of advanced network communications and technology solutions. Windstream provides data networking, core transport, security, unified communications and managed services to mid-market, enterprise and wholesale customers across the U.S. The company also offers broadband, entertainment and security services for consumers and small and medium-sized businesses primarily in rural areas in 18 states. Services are delivered over multiple network platforms including a nationwide IP network, our proprietary cloud core architecture and on a local and long-haul fiber network spanning approximately 169,000 miles.

Cautionary Statement Regarding Forward Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions based on management's views, estimates, beliefs as of the time of these statements regarding future events and results. When used in this release, words such as “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “strategy,” “future” or their negatives or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements involve uncertainties and are subject to many risks and variables. Actual future events may differ materially from those expressed in these forward-looking statements as a result of a number of factors related to our Chapter 11 cases, which are set forth in our risk factors described in our 2019 Annual Report on Form 10-K, 2020 First Quarterly Report on Form 10-Q and 2020 Second Quarterly Report on Form 10-Q available at the SEC’s website at www.sec.gov. Although we believe our forward-looking statements are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (partially or in full) or will prove to have been correct. In light of the above, the events anticipated by our forward-looking statements may not occur, and, if any of such events do, we may not have correctly anticipated timing or the extent of their impact. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Chris King, 704-319-1025
christopher.c.king@windstream.com